Exhibit 3.47

Delaware
The first State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A DELAWARE LIMITED LIABILITY COMPANY UNDER THE NAME OF “CADBURY SCHWEPPES AMERICAS LLC” TO A DELAWARE CORPORATION, CHANGING ITS NAME FROM “CADBURY SCHWEPPES AMERICAS LLC” TO “CADBURY SCHWEPPES AMERICAS INC.”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF NOVEMBER, A.D. 2006, AT 1:59 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
4254407 8100V	AUTHENTICATION:	5211029

061064652	DATE:	11-20-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:59 PM 11/20/2006
FILED 01:59 PM 11/20/2006
SRV 061064652 – 4254407 FILE
CERTIFICATE OF CONVERSION TO CORPORATION
OF
CADBURY SCHWEPPES AMERICAS LLC
     This Certificate of Conversion to Corporation, dated November 20, 2006, is executed and filed by the undersigned to convert Cadbury Schweppes Americas LLC, a Delaware limited liability company, into a corporation under the General Corporation Law of the State of Delaware (the “Company”). The undersigned certifies as follows:
     FIRST: The original Certificate of Formation of Cadbury Schweppes Americas LLC was filed with the Delaware Secretary of State on November 20, 2006.
     SECOND: The name of the Company immediately prior to the filing of this Certificate of Conversion to Corporation is Cadbury Schweppes Americas LLC.
     THIRD: The name of the Company, as set forth in the certificate of incorporation filed concurrently herewith, is Cadbury Schweppes Americas Inc.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Corporation as of the date first written above.

CADBURY SCHWEPPES AMERICAS LLC
By:	/s/ W. J. Langeveld
	Name:	W. J. Langeveld
	Title:	Authorized Person